Exhibit 99






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                   P R E S S   R E L E A S E

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RELEASE DATE:                      CONTACT:
_____________                      ________

April 17, 2007                     CHARLES P. EVANOSKI
                                   GROUP SENIOR VICE PRESIDENT
                                   CHIEF FINANCIAL OFFICER
                                   (724) 758-5584


                     FOR IMMEDIATE RELEASE
                     _____________________

              ESB FINANCIAL CORPORATION ANNOUNCES
                    FIRST QUARTER EARNINGS


Ellwood City, Pennsylvania, April 17, 2007 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings of $0.15 per diluted share on net income of $1.9 million for the quarter ended March 31, 2007, compared to earnings of $0.22 per diluted share on net income of $2.8 million for the quarter ended March 31, 2006. The Company's annualized return on average assets and average equity were 0.40% and 5.96%, respectively, for the quarter ended March 31, 2007.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, "The first quarter results reflect continued pressure to the net interest margin due to the continued effects of an inverted yield curve. This environment offers significant challenges to financial institutions whose income is derived primarily from its net interest margin. While the challenges of this rate environment continue to affect our net interest income, and that of our peers, it is the intent of management to pursue opportunities to grow non-interest income, reduce operating expenses and improve our products while attempting to stabilize our net interest margin and provide a sound investment return to our shareholders."

The effect of the inverted yield curve is clearly reflected in the Company's first quarter earnings that were impacted by interest expense increasing approximately $3.1 million, which exceeded the increase in interest income of $1.9 million, resulting in a net decrease of $1.3 million, or 16.1%, to net interest income. Additionally, provision for loan losses and noninterest expense increased approximately $133,000 and $281,000, respectively, partially offset by an increase of $438,000 in noninterest income and a decrease in provision for income taxes of $373,000.

The Company's total assets decreased by $17.7 million, or 0.92%, during the quarter to $1.9 billion at March 31, 2007. This decrease resulted primarily from a decrease to securities available for sale of $19.7 million, or 1.7%, to $1.1 billion which was partially offset by an increase to loans receivable of $5.1 million, or 0.87%, to $594.8 million. The Company's total liabilities decreased by $20.2 million, or 1.1%, to $1.8 billion at March 31, 2007. This decrease in total liabilities was primarily the result of a decrease in borrowed funds of $27.9 million, or 2.9%, to $923.2 million, partially offset by an increase to deposits of $7.6 million, or 0.92%, to $831.2 million. Total stockholders' equity increased $2.6 million, or 2.0%, to

Press Release
Page 2 of 3
April 17, 2007

$131.1 million at March 31, 2007, from $128.5 million at December 31, 2006. The increase to stockholders' equity was primarily the result of decreases in accumulated other comprehensive loss and unearned employee stock ownership plan of approximately $2.1 million and $239,000, respectively, and an increase in retained earnings of approximately $528,000. This increase was partially offset by a net increase to treasury stock of approximately $333,000. Average stockholders' equity to average assets was 6.79%, and book value per share was $10.23 at March 31, 2007 compared to 6.57% and $10.00, respectively, at December 31, 2006.

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The Nasdaq Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.


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Page 3 of 3
April 17, 2007


                                                           Three Months
                                                          Ended March 31,
                                                        2007           2006
                                                        ____           ____

Interest income                                       $  24,314      $  22,455
Interest expense                                         17,764         14,646
                                                      _________      _________

Net interest income                                       6,550          7,809
Provision for loan losses                                   326            193
                                                      _________      _________
Net interest income after
  provision for loan losses                               6,224          7,616
Noninterest income                                        1,816          1,378
Noninterest expense                                       5,998          5,717
                                                      _________      _________
Income before provison
  for income taxes                                        2,042          3,277
Provision for income taxes                                  109            482
                                                      _________      _________

Net income                                            $   1,933      $   2,795
                                                      =========      =========

Net income per share:
   Basic                                                  $0.15          $0.22
   Diluted                                                $0.15          $0.22

Annualized return on average assets                       0.40%          0.60%
Annualized return on average equity                       5.96%          8.88%

FINANCIAL CONDITION DATA:
_________________________

                                                                As of:
                                                        03/31/07     12/31/06
                                                        ________     ________

Total assets                                          $1,905,083    $1,922,722
Cash and cash equivalents                                 20,100        22,701
Total investment securities                            1,124,269     1,143,924
Loans receivable, net                                    594,767       589,642
Customer deposits                                        831,210       823,644
Borrowed funds (includes subordinated debt)              923,247       951,153
Stockholders' equity                                     131,112       128,535
Book value per share                                      $10.23        $10.00

Average equity to average assets                            6.79%         6.57%
Allowance for loan losses to loans receivable               0.86%         0.84%
Nonperforming assets to total assets                        0.23%         0.22%